Exhibit 99.1

MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT

by and among

CAMCO INTERNATIONAL LTD.
“Camco Ltd.”,

CAMCO DCE LIMITED.
“Camco DCE Limited”,

CAMCO DCE, INC.
“Camco DCE, Inc.”,

CE DALLAS RENEWABLES LLC
“Buyer”,

CLEAN ENERGY
“Clean Energy”

and

CAMBRIAN ENERGY MCCOMMAS BLUFF LLC
“Cambrian”

i

ii

SCHEDULES

Schedule	Description

2.2(a)	Calculation of Purchase Price
4.1(j)	List of Contracts with the Sellers
4.2(c)	Financial Statements
4.2(d)	Material Contracts
4.2(e)	Legal Entitlements
4.2(g)	Litigation
4.2(l)	Exceptions to Absence of Certain Changes or Events
4.2(n)	Assets of Importance
4.2(o)	Environmental Matters Exceptions
4.2(q)	Insurance Contracts
4.2(t)	Bankruptcy Acquisition Documents

EXHIBITS

Exhibit	Description

A	Escrow Agreement
B	Landfill Description
C	Site Description
D	Assignment of Membership Interests
E	Estoppel Certificate
F	Cambrian Representations Agreement
G	Cambrian Release

iii

MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into on the 15th day of August, 2008, by and among Camco International Ltd., a Jersey company (“Camco Ltd.”), Camco DCE Limited, a Jersey company (“Camco DCE Limited”), Camco DCE, Inc., a Delaware corporation (“Camco DCE, Inc.”), Clean Energy, a California corporation (“Clean Energy”), Cambrian Energy McCommas Bluff LLC, a Delaware limited liability company (“Cambrian”), and CE Dallas Renewables LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, on November 30, 2007, Dallas Clean Energy LLC, a Delaware limited liability company (“DCE”), as permitted assignee of Camco DCE, Inc. (formerly named Camco International, Inc.), acquired through a bankruptcy proceeding filed in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”), in Case No. 07-32219-HDH-11 styled In re McCommas LFG Processing Partners, LP, and in Case No. 07-32222-HDH-11, styled In re McCommas Landfill Partners, LP (together, the “Bankruptcy Case”), pursuant to a Joint Asset Purchase and Sale Agreement with McCommas LFG Processing Partners, LP and McCommas Landfill Partners, LP dated September 12, 2007 (the “Joint Asset Purchase Agreement”), certain assets at the McCommas Bluff Landfill in Dallas, Texas, including the Landfill Gas Lease, the Gas Sale Agreement, the Collection System and the Processing Facility (each as defined herein) (collectively, the “McCommas Bluff Energy Project Assets”);

WHEREAS, Buyer is a joint venture of Clean Energy and Cambrian that was formed for the purpose of the transactions contemplated herein; and

WHEREAS, Buyer desires to purchase, and Camco DCE Limited and Camco DCE, Inc. (together, the “Sellers”) desire to sell, all of the issued and outstanding membership interests of DCE on the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Clean Energy and Cambrian (collectively, the “Purchasing Parties”) and the Sellers and Camco Ltd. (collectively, the “Selling Parties”) hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

SECTION 1.1                 Definitions.  The capitalized terms used in this Agreement shall have the meanings specified in this Article or elsewhere in this Agreement.  The singular shall include the plural, and the masculine shall include the feminine and neuter, and vice versa.  Reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated.  References to a particular article or section are to the article or section of this Agreement, unless the context otherwise specifies.  The words “include,” “includes” and “including” are not limiting and are deemed to be followed by the words “without limitation” whether or not in fact followed by such words or words of like import.

“Adjustment Amount” has the meaning specified in Section 2.3(c).

“Adjustment Statement” has the meaning specified in Section 2.3(a).

“Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Portion of Losses” has the meaning specified in Section 8.4(b)(ii).

“Agreement” means this Membership Interests Purchase and Sale Agreement between the Selling Parties and the Purchasing Parties.

“Applicable Law” means all laws of any Governmental Authority, including federal and state securities laws, Tax laws, ordinances, judgments, decrees, injunctions, writs and Orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority, which are applicable to the specified Person or the McCommas Bluff Energy Project Assets, as applicable.

“Asserted Losses Amount” has the meaning specified in Section 8.4(a).

“Books and Records” has the meaning specified in Section 2.4.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to be closed in New York, New York.

“Buyer” means CE Dallas Renewables LLC, a Delaware limited liability company.

“Buyer’s Indemnitee” has the meaning specified in Section 8.2(b).

“Cambrian” means Cambrian Energy McCommas Bluff LLC, a Delaware limited liability company.

“Cambrian Claims” means any and all claims for damages, specific performance or other remedies that could be asserted against any of DCE, Camco Ltd., Camco DCE, Inc. or Camco DCE Limited by Cambrian Development with respect to the ownership of membership interests in DCE, the rights to own and operate the McCommas Bluff Energy Project or otherwise arising out of any transaction between or pursued jointly by Camco Ltd. or any of its Affiliates, on the one hand, and Cambrian Development or any of its Affiliates, on the other hand, during the term of the Confidentiality Agreement between Cambrian Development and Camco Ltd. dated as of June 20, 2007 (and for avoidance of doubt, prior to the Closing Date).

“Cambrian Development” means Cambrian Energy Development LLC, a California limited liability company.

“Camco DCE, Inc.” means Camco DCE, Inc., a Delaware corporation and an indirect wholly owned subsidiary of  Camco Ltd.

“Camco DCE Limited” means Camco DCE Limited, a Jersey company and an indirect wholly owned subsidiary of Camco Ltd.

“Camco Ltd.” means Camco International Ltd., a Jersey company.

“Capital Expenditure” means any amount of funds expended for any addition to or replacement or repair of property, plant or equipment that, in each case, would be capitalized by DCE in accordance with GAAP.

“Carbon Asset Development Agreement” has the meaning set forth in Section 6.4.

“City” means The City of Dallas, a municipal corporation and a political subdivision of the State of Texas.

“Claims Deposit” has the meaning specified in Section 2.2(b).

“Claims Escrow” has the meaning specified in Section 8.4(a).

“Claim Notice” means written notification of a Third Party Claim as to which indemnity under Section 8.2 is sought by an Indemnitee, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnitee’s claim against the indemnifying party under Section 8.2.

“Clean Energy” means Clean Energy, a California corporation.

“Collection System” means all wells, valves, sumps, pumps, drains, lateral piping, headers, blowers, flares and other tangible personal property owned by DCE and installed in or on the real property included within one or more of the Landfill or the Site and used for or in connection with the collection and transportation of Landfill Gas.

“Consent” means a consent, approval, Order, or authorization of, or registration, declaration, notice or filing with, or exemption by a Governmental Authority or other Person (other than a Selling Party, any Affiliate of a Selling Party, a Purchasing Party or any Affiliate of a Purchasing Party).

“DCE” means Dallas Clean Energy LLC, a Delaware limited liability company.

“Encumbrances” means all liens (including mechanics’, materialmen’s and other consensual and non-consensual liens and statutory liens), mortgages, pledges, claims, security interests, charges, conditions, rights of first refusal, offsets, contracts, recoupment, rights of recovery, claims for reimbursement, contribution, indemnity, exoneration, claims (as that term is defined in the Bankruptcy Code), rights of another, or other restrictions or encumbrances, legal or equitable, or of any other kind whatsoever, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed.

“Environmental Laws” means all federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to releases or threatened releases of Hazardous Materials (including releases to ambient air, surface air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.  “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Solid Waste Disposal Act, as amended (42 U.S.C. § 6901 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7104 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 561 et seq.), and all other federal, state, local or foreign laws analogous to any of the above.

“Escrow Agent” means Commerce Escrow Company, 1545 Wilshire Blvd, Suite 600, Los Angeles, California 90017.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit A among Buyer, the Sellers and the Escrow Agent.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Gas Sales Agreement” means the month-to-month Base Contract for the Short-Term Purchase and Sale of Natural Gas dated November 21, 2003 between TXU Gas Company and its successors in interest, as buyer, and McCommas LFG Processing Partners, LP,  as seller, as such agreement may have been superseded, amended or modified to date.

“Governmental Authority” means any federal, state, municipal or local government, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Hazardous Material” means any substance, material or waste that is regulated by any Governmental Authority, under any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” under any provision of any Environmental Law, and including petroleum, petroleum products, fractions of petroleum, asbestos, asbestos-containing material, ureaformaldahyde and polychlorinated biphenyls.

“Indebtedness” means (a) all indebtedness for borrowed money, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable, (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit, (e) all liabilities for the deferred purchase price of property, (f) all liabilities under financing or capital leases, (g) all liabilities pursuant to any phantom equity plan, liabilities with respect to stock appreciation or similar rights or otherwise to employees as a result of a change of control, and (h) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in any clause above to the extent of the obligation secured, and all liabilities as obligor or guarantor to the extent of the obligation secured.

“Indemnification Demand” has the meaning specified in Section 8.4(a).

“Indemnifying Party” has the meaning specified in Section 8.3(a).

“Indemnitee” has the meaning specified in Section 8.2(b).

“Landfill” means the property containing approximately 964.44 acres and located in Dallas County, Texas, which is the portion of the McCommas Bluff Landfill permitted under Permit Number 62, and is more particularly described in Exhibit B.

“Landfill Gas” means the methane, carbon dioxide and other gases produced by the anaerobic decomposition of refuse organic material within the portion of the Landfill under Permit Number 62 but does not include natural gas, oil or any other hydrocarbon substances.

“Landfill Gas Lease” means collectively the Lease to Develop Landfill Gas executed on December 12, 1994, by the City and Dallas Landfill Gas Production, L.L.C., and all amendments and modifications thereto, including (i) the First Amendment to Lease to Develop Landfill Gas dated July 10, 2003 between the City and McCommas Bluff Landfill Partners, LP as successor in interest to Dallas Landfill Gas Production, L.L.C., a Texas limited liability company, predecessor by merger to Dallas Landfill Gas Production, L.L.C., a Texas limited liability company, (ii) the Acknowledgement Agreement dated November 19, 2007 between William Snyder, the chapter 11 trustee of McCommas LFG Processing Partners, LP and McCommas Landfill Partners, LP, Camco DCE, Inc. and the City, and (iii) the Acknowledgement with Respect to Horizontal System dated August 15, 2008, between DCE and the City.

“Legal Entitlement” means any one or more of the permits, licenses, approvals, authorizations, consents, orders, certificates, filings, zoning changes or variances, and entitlements of whatever kind and however described, including all amendments, modifications and supplements thereof, which are required under applicable law to be obtained or maintained by any person or entity with respect to the Collection System, the Processing Facility, Utilities, or operations or infrastructure associated with the McCommas Bluff Energy Project Assets.

“Liability Cap” has the meaning specified in Section 8.2(h)(i).

“Liability Threshold” has the meaning specified in Section 8.2(h)(ii).

“Loss” has the meaning specified in Section 8.2(a).

“Material Adverse Effect” means any effect, change, event, occurrence, circumstance or development that, individually or in the aggregate with all other effects, changes, events, occurrences, circumstances or developments, is materially adverse to (x) the business, assets, liabilities (contingent or otherwise), results of operations or financial condition of DCE or (y) the ability of the Selling Parties to consummate the transactions contemplated hereby, other than effects, changes, events, occurrences, circumstances or developments that are due to (i) any general deterioration in the financial or market conditions affecting the wholesale or retail markets for energy that do not disproportionately affect DCE; (ii) any act of terrorism, declaration or commencement of a new war, material escalation of current wars, or other global unrest or international hostilities that does not disproportionately affect DCE; or (iii) entering into, or the taking of any action required by, this Agreement.

“Material Contracts” means (i) the Landfill Gas Lease, (ii) the Gas Sales Agreement and (iii) any other contracts and agreements relating to the McCommas Bluff Energy Project Assets to which DCE (directly or as an assignee) is a party and which entitles DCE to receive, or requires DCE to pay, in excess of $25,000 within any calendar year.

“McCommas Bluff Energy Project Assets” has the meaning set forth in the recitals to this Agreement.

“Membership Interests” means all of the issued and outstanding membership interests in DCE.

“Orders” means all decrees, judgments, injunctions, rulings, or other orders of a Governmental Authority having jurisdiction.

“Ordinary Course of Business” means the operation and maintenance by DCE of the McCommas Bluff Energy Project Assets in the ordinary and normal course since November 30, 2007.

“Organizational Documents” means, with respect to a particular entity, such entity’s articles of incorporation, certificates of formation, limited liability company operating agreement, bylaws, or other equivalent primary charter documents, as applicable.

“Parties” means Camco Ltd., Camco DCE, Inc., Camco DCE Limited, Buyer, Cambrian and Clean Energy.

“Permitted Encumbrances” means (i) Encumbrances of current Taxes and assessments not yet delinquent, (ii) Encumbrances incurred in the Ordinary Course of Business for obligations not yet due to materialmen, warehousemen, landlords, and the like, (iii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the McCommas Bluff Energy Project Assets in any manner, and (iv) other Encumbrances or imperfections on property that apparent on their face are immaterial in amount or do not materially detract from the value or materially impair the use of the property affected by such lien or imperfection.

“Person” means any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, Governmental Authority or other entity.

“Personal Property” means (i) the Collection System, (ii) the Processing Facility, and (iii) such other tangible and intangible personal property that is owned by DCE.

“Proceeding” means any action, suit, litigation, arbitration, Proceeding (including any civil, criminal, administrative, investigative or appellate Proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Processing Facility” means all of the equipment, piping, vessels, engine-compressor, meters, electric power distribution facilities and other tangible personal property located at the Site and used for the processing, treatment, measurement and delivery of Landfill Gas collected at the Landfill.

“Project” means (i) the Landfill, (ii) the Site, (iii) the Collection System, (iv) the Processing Facility and (v) all other improvements contained on, at or under the Landfill or the Site.

“Purchase Price” has the meaning specified in Section 2.2(a).

“Purchasing Parties” means Buyer, Cambrian and Clean Energy.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

“Representatives” means with respect to any Party, such Party’s Affiliates together with such Party and its Affiliates’ respective directors, officers, partners, members, managers, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants and financial advisors).

“Response” has the meaning specified in Section 8.4(b).

“SCS” has the meaning specified in Section 9.1.

“Sellers” means Camco DCE, Inc. and Camco DCE Limited.

“Sellers’ Indemnitee” has the meaning specified in Section 8.2(a).

“Selling Parties” means the Sellers and Camco Ltd.

“Site” means the parcel of real property located adjacent to the Landfill and more particularly described on Exhibit C attached hereto.

“Survival Expiration Date” has the meaning specified in Section 8.1.

“Tax Claim” has the meaning specified in Section 7.3(a).

“Tax Indemnified Party” has the meaning specified in Section 7.3(a).

“Tax Indemnifying Party” has the meaning specified in Section 7.3(a).

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local and foreign income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Third Party Claim” has the meaning specified in Section 8.3(a).

“Transaction Documents” means this Agreement and each other agreement, instrument or certificate issued or executed in connection herewith, including the Claims Escrow Agreement, the Assignment of Membership Interests, the Cambrian Release and the Cambrian Representations Agreement.

“Transfer Taxes” means all state and local sales, use and other similar Taxes and all related fees or similar charges that arise from or relate solely to the consummation of the transactions contemplated by this Agreement.

“Utilities” means any and all utility and similar services and installations whatsoever (including natural gas, potable and non-potable water, wastewater, sewer, electricity, air, oil, telephone, and telecommunications), and all pipelines, piping, poles, power lines, conveyors, trenches, casements, wiring, conduit, valves, meters, switches, pumps, tanks, transformers, switchgear and other fixtures and structures of every kind whatsoever related thereto or used in connection therewith.

“VERs” means voluntary carbon emission reduction credits or equivalent regulated emission reduction credits governed under state, national, regional or international agreement that may exist with respect to the collection and destruction or use of Landfill Gas at the Landfill and with respect to the other activities that may be conducted by DCE with respect to the McCommas Bluff Energy Project Assets.

ARTICLE II

PURCHASE AND SALE

SECTION 2.1                                                  Purchase and Sale.  At the Closing, the Sellers shall sell the Membership Interests to Buyer, and Buyer shall purchase the Membership Interests from the Sellers, for the consideration set forth herein.

SECTION 2.2                                                  Purchase Price.

(a)                                  The aggregate cash consideration to be paid by Buyer for the Membership Interests shall be $19,114,370 (the “Purchase Price”), as determined in accordance with Schedule 2.2(a).  At the Closing, but subject to Sections 2.2(b) and 2.5, Buyer shall deliver the Purchase Price to the Escrow Agent by wire transfer of immediately available funds.

(b)                                 The Escrow Agent shall deposit the Purchase Price into escrow, shall hold $1,000,000 of the Purchase Price (the “Claims Deposit”) for distribution as specified in the Escrow Agreement, and shall pay the remainder of the Purchase Price to the Sellers in accordance with instructions given by the Sellers to the Escrow Agent.  The Claims Deposit shall secure in part the indemnification obligations of the Selling Parties under Articles VII and VIII of this Agreement.

SECTION 2.3                                                  Purchase Price Adjustment.  Calculation and payment of an adjustment to the Purchase Price shall be made as follows:

(a)                                  Within 90 days after the Closing Date, Buyer shall prepare and deliver to the Sellers a statement (the “Adjustment Statement”) which will set forth the Net Working Capital of DCE as of the Closing Date.  “Net Working Capital” means the current assets of DCE minus the current liabilities of DCE, determined in accordance with GAAP; provided that amounts accrued by DCE for capital expenditures shall be excluded from the current liabilities of DCE for purposes of this calculation.

(b)                                 The Adjustment Statement shall be accompanied by such backup information as may be reasonably required to support the computation of the amounts.  The Adjustment Statement shall be prepared using the same GAAP principles, policies and methods DCE has historically used in connection with the calculation of the items reflected on the Financial Statements or as are otherwise consistent with GAAP principles otherwise applicable to a company in the business conducted by DCE.  The Sellers will cooperate in the preparation of the Adjustment Statement and related information, and shall provide Buyer access to any Books and Records and other information as may be reasonably requested or required from time to time in the preparation of the Adjustment Statement.

(c)                                  If the Net Working Capital (as finally determined in accordance with Section 2.3(d)) is less than $300,000 (the “Reference Working Capital”), then the Sellers shall pay to Buyer an amount equal to such difference within ten Business Days after determination of the Adjustment Amount by wire transfer of immediately available funds to an account specified by Buyer.  If the Net Working Capital (as finally determined in accordance with Section 2.3(d))  equals or exceeds the Reference Working Capital, then Buyer shall pay to the Sellers an amount equal to such difference within ten Business Days after determination of the Adjustment Amount by wire transfer of immediately available funds to an account specified by the Sellers.  For purposes of this Section 2.3(c), the amount so payable to Buyer by the Sellers, or to the Sellers by Buyer, is referred to as the “Adjustment Amount”

(d)                                 If the Sellers notify Buyer of a disagreement with the Adjustment Amount within 15 days following delivery of the Adjustment Statement, and Buyer and the Sellers are unable to agree on the Adjustment Amount within 30 days following delivery of the Adjustment Statement, or such later date as mutually agreed to by Buyer and the Sellers, then Buyer and the Sellers shall submit the dispute for determination and resolution to an accounting firm of nationally recognized standing that is independent from both Buyer and the Sellers (the “Independent Accounting Firm”), which firm shall be instructed to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report, absent manifest error, shall be final, binding and conclusive on the Parties with respect to the amounts disputed.  If the Sellers do not notify Buyer of a disagreement with the Adjustment Amount within 15 days following delivery of the Adjustment Statement, the Adjustment Amount determined by Buyer shall be final, binding and conclusive on the Parties.  The fees and disbursements of the Independent Accounting Firm shall be allocated one-half to Buyer and one-half to the Sellers.

SECTION 2.4                                                  Books and Records.  On the Closing Date, the Sellers shall deliver to Buyer, to the extent not previously delivered, all of the following documents (collectively, the “Books and Records”) insofar as they exist and relate to any one or more of the formation, ownership, management, operation or maintenance of DCE or the McCommas Bluff Energy Project Assets: entity formation documents; minutes; transaction documents relating to the acquisition by DCE of the McCommas Bluff Energy Project Assets (including title reports, environmental studies (including any Phase I or Phase II environmental reports and soils reports), and UCC and other lien searches); insurance policies; books; Tax records (including copies of federal, state and local Tax Returns); working papers; purchase orders and other related documents; original agreements; permits; licenses; bank accounts; checks; receipts; original accounting data; operating records; safety and maintenance manuals; engineering design plans; blueprints and as-built plans and surveys; Processing Facility and Collection System compliance plans; safety plans and records; environmental procedures and similar records; and all other reports, documents, agreements, leases, licenses, applications, permits, authorizations, orders, certificates, plans, appraisals, surveys, maps, tests, plans, studies, service contracts and warranties affecting or relating to the Project; in each case to the extent such documents are either in the possession of DCE or the Sellers or reasonably within the control of DCE or the Sellers.  The Sellers shall be entitled to retain copies of such Books and Records, and Buyer agrees that it will make the Books and Records available to the Sellers.  From time to time, the Sellers may review and make copies of the Books and Records at their expense, during normal business hours and following reasonable notice.  The Sellers shall be entitled to use their copies of such Books and Records and all information contained therein for such purposes as may be deemed necessary and appropriate by the Sellers in connection with all regulatory filings or other activities involving any Governmental Authority, filing of Tax Returns, all other government matters reasonably related to the Sellers’ prior ownership of the Membership Interests, any controversies or questions arising under the Transaction Documents and any claims arising with respect to events occurring or conditions existing before the Closing Date.

SECTION 2.5                                                  Withholding.  All payments to any Party pursuant to this Agreement shall be subject to such withholding of Taxes or other amounts as may be required by Applicable Law.

ARTICLE III

CLOSING

SECTION 3.1                                                  Closing.  The closing of the transactions described in this Agreement (the “Closing”) shall take place at the offices of Poindexter & Doutre, Inc., 624 South Grand Avenue, Suite 2420, Los Angeles, California 90017 on the date hereof or at such other place and time as shall be agreed upon by the Parties.  The time and date on which the Closing is actually held is referred to herein as the “Closing Date.”  The Closing shall be effective for all purposes as of the time that the Escrow Agent receives the Purchase Price pursuant to Section 2.2.

SECTION 3.2                                                  Deliverables from the Sellers.  At the Closing, the Sellers shall deliver to Buyer duly executed copies of the following documents, in each case which shall be in full force and effect:

(a)                                  an assignment of membership interests in the form attached as Exhibit D (the “Assignment of Membership Interests”);

(b)                                 the Claims Escrow Agreement;

(c)                                  written resignations and general releases in favor of DCE from all officers, directors and managers of DCE;

(d)                                 an opinion of counsel to the Sellers in form satisfactory to Buyer;

(e)                                  an estoppel certificate from the City in the form attached as Exhibit E;

(f)                                    the Schedules;

(g)                                 a certificate signed by Camco DCE Limited certifying, as complete and accurate as of the Closing Date, the Organizational Documents of DCE;

(h)                                 a certificate from the Secretary of State of the State of Delaware, dated within ten days of the Closing Date, as to the good standing of DCE in the State of Delaware;

(i)                                     a certificate from the Secretary of State of the State of Texas, dated within ten days of the Closing Date, as to the good standing of DCE in the State of Texas;

(j)                                     such tax certifications, documents and instruments as may be required in order to avoid any obligation on the part of Buyer to withhold any Taxes or other amounts from any payment to be made to the Sellers in connection with this Agreement, including a United States Internal Revenue Service Form W-9; and

(k)                                  a representations agreement between Cambrian Development and the Selling Parties in the form attached as Exhibit F (the “Cambrian Representations Agreement”).

SECTION 3.3                                                  Deliverables from Buyer.  At the Closing, Buyer shall deliver to the Escrow Agent (i) the Purchase Price pursuant to Section 2.2 (less any amounts required to be withheld pursuant to Section 2.5), and (ii) duly executed copies of the following documents, in each case which shall be in full force and effect:

(a)                                  the Claims Escrow Agreement;

(b)                                 a release in the form attached as Exhibit G signed by Cambrian Development which shall release the Sellers, DCE, Camco Ltd. and each of their Affiliates from any and all of the Cambrian Claims (the “Cambrian Release”); and

(c)                                  the Cambrian Representations Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the exceptions and other provisions set forth on the schedules delivered by the Sellers to Buyer at the Closing (the “Schedules”), the Sellers represent and warrant to Buyer that the statements contained in this Article IV and all applicable information contained in the Schedules are true and correct as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such date).  The Schedules shall be arranged in numbers and letters corresponding to the numbered and lettered sections of this Article IV, and the disclosure in any Schedule shall qualify the corresponding section of this Article IV and any other section of this Article IV where such qualification is reasonably apparent on its face.  For purposes of this Agreement, “Knowledge of the Sellers,” “knowledge of the Sellers” and terminology to similar effect means the actual knowledge, after reasonable inquiry and investigation, of Jim Wiest.

SECTION 4.1                                                  Representations Regarding the Sellers.  The Sellers hereby represent and warrant to Buyer as follows:

(a)                                  Organization and Qualification.

(i)                                     Camco DCE Limited is a company duly organized and validly existing under the laws of Jersey.

(ii)                                  Camco DCE, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(iii)                               Each of Camco DCE Limited and Camco DCE, Inc. (i) has all the requisite power and authority to own and operate its properties and carry on its business as currently conducted and (ii) is in good standing in the jurisdiction in which it is incorporated or otherwise organized.

(b)                                 Authority; Compliance with Other Instruments.  The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents to which they are parties has been authorized by all necessary entity action on behalf of the Sellers and does not: (i) require any Consent or approval not already obtained from the members, managers, directors or shareholders of the Sellers or DCE, (ii) violate any provisions of the Sellers’ or DCE’s Organizational Documents or violate, conflict with or constitute a default under, require Consent under, or cause the acceleration of the maturity of any debt pursuant to any commitment or agreement to which either Seller or DCE is a party or by which it or its properties are bound, (iii) violate any statute or law or any Order, regulation or rule of court or Governmental Authority by which either Seller or DCE is bound, or (iv) result in the creation or imposition of any Encumbrance on any property of either Seller or DCE (other than a Permitted Encumbrance).

(c)                                  Enforceability.  This Agreement and the other Transaction Documents to which the Sellers are parties have been duly executed and delivered by the Sellers and constitute legal, valid and binding obligations of the Sellers, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws of general application relating to or affecting the rights of creditors or by general principles of equity.

(d)                                 Governmental Authorizations.  No Consent, approval, action or filing with, or notice to, any Governmental Authority on the part of the Sellers is or was required in connection with the execution, delivery and performance by the Sellers of this Agreement (including the sale of the Membership Interests to Buyer) and the other Transaction Documents to which the Sellers are parties.

(e)                                  Third-Party Consents.  No Consent from any Person (other than a Governmental Authority) is or was required in connection with the execution, delivery and performance by the Sellers of this Agreement (including the sale of the Membership Interests to Buyer) and the other Transaction Documents to which the Sellers are parties.

(f)                                    Ownership of the Membership Interests.  Camco DCE Limited owns 99.999% of the Membership Interests, and Camco DCE, Inc. owns .001% of the Membership Interests, in each case free and clear of any Encumbrances.  No Person other than the Sellers has any right or option to acquire any portion of the Membership Interests (except Buyer pursuant to this Agreement) or any other equity security of DCE.  There are no outstanding securities, rights, warrants, options, or other instruments convertible into or exchangeable for any of the Membership Interests.

(g)                                 Litigation and Claims.  Except as set forth in Schedule 4.2(g), there is no litigation or administrative or regulatory Proceeding pending or, to the knowledge of the Sellers, threatened, in a writing delivered to either Seller or DCE or any of their Affiliates, in each case which would adversely affect the ability of the Sellers to consummate the transactions contemplated herein.

(h)                                 Brokers or Finders.  No agent, broker, investment or commercial banker, Person or firm acting on behalf of the Sellers or DCE or under the authority of any of the foregoing is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly in connection with any of the transactions contemplated herein

(i)                                     Bankruptcy.  Neither Seller has filed any voluntary petition in bankruptcy or been adjudicated bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal or state bankruptcy, insolvency or other debtor relief or similar law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties.  To the Sellers’ knowledge, no court of competent jurisdiction has entered an Order approving a petition filed against it seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal or state bankruptcy act, or other debtor relief or similar law, and no other liquidator has been appointed for either of them, or of all or any substantial part of their properties.  No Proceeding has been commenced or, to the Sellers’ knowledge, threatened, seeking to adjudicate either Seller as bankrupt or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief.  Neither the signing of this Agreement nor the closing of the transactions subject hereto requires the approval of any trustee in bankruptcy or bankruptcy court with jurisdiction of any reorganization or any bankruptcy Proceeding affecting the Sellers or any Affiliate of the Sellers.

(j)                                     Contracts of the Sellers.  Schedule 4.1(j) lists all of the contracts entered into by either Seller with non-Affiliate parties relating to the ownership, finance, operation or maintenance of the Membership Interests or the McCommas Bluff Energy Project Assets, as applicable.

(k)                                  Guaranties.  There are no guaranties or other assurances of payment, collections or performance of either Seller directly related to the obligations of DCE.

(l)                                     Books and Records.  The Sellers have delivered or made available to Buyer all of the Books and Records and, to the knowledge of the Sellers, there are no material inaccuracies or material omissions in the Books and Records.

(m)                               Other Property.  Other than an indirect interest in the Project through ownership of Membership Interests, neither Seller nor any Affiliate of either Seller owns or has an interest in any real property which is or may be necessary to the development, use or operation of the Project.

(n)                                 Compliance With Covenants.  Neither Seller has received any notice of noncompliance by either Seller or DCE or any of their Affiliates with any recorded covenants, conditions, restrictions, easements or similar matters affecting the Project.

(o)                                 Landfill Gas Lease.  The Sellers have provided to Buyer a true and correct copy of the Landfill Gas Lease (including any and all amendments, notices and assignments related thereto).  The Landfill Gas Lease is in full force and effect in accordance with its terms, the Sellers have received no notice of default under the Landfill Gas Lease and, to the Sellers’ Knowledge and except as disclosed in Schedule 4.2(d), (i) the City is not in default under the Landfill Gas Lease and (ii) no event has occurred which would constitute a default by the City under the Landfill Gas Lease but for the requirement that notice be given or time elapse or both.

The Landfill Gas Lease contains the entire agreement between the City and either the Sellers or DCE concerning the leasing of the Project, and the Landfill Gas Lease has not been amended or modified in any manner.  No consent from the City under the Landfill Gas Lease is required for the Sellers to enter into this Agreement and perform its obligations hereunder.

SECTION 4.2                                                  DCE Representations.  The Sellers hereby represent and warrant to Buyer as follows:

(a)                                  Organization.  DCE is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware.  DCE has full power and authority to own, or hold under the Landfill Gas Lease, and operate its properties and to conduct its business as such business is now being conducted and is in good standing in the State of Texas and all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where the failure to qualify would have a Material Adverse Effect.

(b)                                 Bankruptcy.  DCE has not filed any voluntary petition in bankruptcy or been adjudicated bankrupt or insolvent, or filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal or state bankruptcy, insolvency or other debtor relief or similar law, or sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties.  No court of competent jurisdiction has entered an Order approving a petition filed against DCE seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any federal or state bankruptcy act, or other debtor relief or similar law, and no other liquidator has been appointed for DCE, or of all or any substantial part of any of its properties or assets.  No Proceeding has been commenced or, to the Sellers’ Knowledge, threatened, seeking to adjudicate DCE as bankrupt or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief.

(c)                                  Financial Statements.

(i)                                     Schedule 4.2(c) sets forth DCE’s (x) unaudited balance sheet and income statement as at and for the one-month period ended December 31, 2007, and (y) unaudited balance sheet and income statement as at and for the six-month period ended June 30, 2008 (collectively, the “Financial Statements”).  The Financial Statements are true, accurate and complete in all material respects, fairly present the financial condition of DCE as of the respective dates of and for the periods referred to in such Financial Statements (including any notes thereto) and were prepared in accordance with GAAP (provided that such Financial Statements do not include footnotes and in the case of (x) and (y), are subject to normal year-end adjustments).

(ii)                                  Except as elsewhere set forth in this Agreement (including the Schedules delivered in connection herewith), the Financial Statements, or the Sellers’ capital improvements budget for DCE (a true and correct copy of which has been provided to Buyer), or as incurred in the Ordinary Course of Business, since June 30, 2008, DCE has incurred no material debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable (and whether or not required to be reflected in the financial statements in accordance with GAAP).

(d)                                 Contracts.  Schedule 4.2(d) lists all of the Material Contracts, each of which is valid and in full force and effect.  DCE is not in default, breach or violation in any material respect under any Material Contract, except as noted on Schedule 4.2(d).  Neither DCE nor the Sellers have received any written notice of any default, breach or violation of any Material Contract, except as noted on Schedule 4.2(d).  To the Sellers’ Knowledge, no third party to any Material Contract is in default, breach or violation in any material respect thereunder, except as noted on Schedule 4.2(d).  A true and correct copy of each Material Contract has been delivered to Buyer.

(e)                                  Permits.  Schedule 4.2(e) lists all of the Legal Entitlements that have been issued by a Governmental Authority to DCE in connection with the ownership, operation and maintenance of the McCommas Bluff Energy Project Assets.  No other Legal Entitlement is necessary for DCE to own, operate and maintain the McCommas Bluff Energy Project Assets in compliance with all Applicable Law or to permit the Sellers to consummate the transactions contemplated hereunder, except, in each case, where the failure to do so would not result in a Material Adverse Effect.  There are no violations, written notices of violation or fines or penalties payable under or with respect to any of the Legal Entitlements, except as set forth on Schedule 4.2(o), and to the Sellers’ Knowledge, DCE is not in material noncompliance with any of the permits listed on Schedule 4.2(e).

(f)                                    Compliance with Laws.  The affairs of DCE and the ownership, operation and maintenance of the McCommas Bluff Energy Project Assets have been and currently are being conducted in material compliance with all Applicable Laws, and to the Sellers’ Knowledge, neither DCE nor any other Affiliate of the Sellers has received any written notice from any Governmental Authority to the effect that any McCommas Bluff Energy Project Assets or DCE is not in compliance with such Applicable Laws.

(g)                                 Litigation and Claims.  Schedule 4.2(g) lists each pending or, to the Knowledge of the Sellers, threatened Proceeding or Order against DCE or any of its managers, officers or employees in their capacity as such, or any property or asset of DCE. There is no investigation pending or, to the Knowledge of the Sellers, threatened against DCE before any Governmental Authority.  No Proceeding or investigation by a Governmental Authority has ever been commenced by or has ever been pending against DCE or any of its managers, officers or employees in their capacity as such, or, since November 30, 2007, any property or asset of DCE.  DCE has no plans to initiate any Proceeding.

(h)                                 Tax Matters.  The Sellers represent that: (i) DCE has timely (taking into account any extensions) filed or caused to be timely (taking into account any extensions) filed all material Tax Returns which are required to be filed by, or with respect to, DCE for taxable periods or portions thereof ending on or prior to the Closing Date and all material Taxes shown as due and owing on any such Tax Returns have been paid; (ii) the Tax Returns referred to in Section 4.2(h)(i) disclose all Taxes required to be paid for the periods covered thereby and do not contain a disclosure statement under Section 6662 of the Internal Revenue Code or any predecessor provision or comparable provision of state, local or foreign Tax Law, (iii) DCE has made adequate provision, as determined in accordance with GAAP, in the Financial Statements for all Taxes not yet due and payable; (iv) other than with respect to Taxes which are not delinquent, there are no Encumbrances for any Taxes that are presently due but unpaid upon any property of DCE; (v) there are no audits, claims, assessable levies, administrative Proceedings, or lawsuits pending or, to the Knowledge of the Sellers, threatened against DCE with respect to Taxes; (vi) DCE has not extended or waived the application of any statute of limitations of any jurisdiction or agreed to the extension of time regarding the assessment or collection of any Tax; (vii) no power of attorney with respect to Taxes imposed on or incurred by DCE has been granted by DCE which is currently in force; (viii) DCE has not received a Tax ruling or entered into a closing agreement with any taxing authority that could reasonably be expected to have a continuing effect after the Closing Date; and (ix) except with respect to the limited liability company agreement of DCE, DCE is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(i)                                     Employees.  DCE has no employees and has never had any employees.

(j)                                     Title to Personal Property.  Except for Permitted Encumbrances, DCE owns the Personal Property free and clear of any Encumbrances.

(k)                                  No Prior Conveyance.  No rights or interests in or to any of the McCommas Bluff Energy Project Assets or any of the Membership Interests have been conveyed by either Seller or DCE, as applicable, to any Person (other than to Buyer pursuant to this Agreement or as reflected on Schedule 4.2(k)).  No mortgage, security agreement, financing statement or other instrument of recordation related to any Encumbrance covering or affecting all or any of the McCommas Bluff Energy Project Assets or DCE, which has not been terminated or released, is on file in any recording office.

(l)                                     Absence of Certain Changes or Events.

(i)                                     Since June 30, 2008, there has not been any event or occurrence which had a Material Adverse Effect.

(ii)                                  Except as specified on Schedule 4.2(l), since June 30, 2008 DCE has not (except as otherwise contemplated by this Agreement or the Sellers’ capital improvements budget for DCE (a true and correct copy of which has been provided to Buyer), or reflected in the Financial Statements):

(A)                              incurred any liability, including any liability for or in respect of borrowed money, except current liabilities incurred, and liabilities under contracts entered into, in the Ordinary Course of Business;

(B)                                purchased any shares of capital stock or other equity securities of any party;

(C)                                mortgaged, pledged or subjected to any material claim (other than by operation of law) any portion of its assets, tangible or intangible, other than Encumbrances described in any Schedule hereto;

(D)                               acquired or sold, assigned, transferred or otherwise disposed of any amount of tangible assets, except in each case for non-material tangible assets in the Ordinary Course of Business;

(E)                                 sold, assigned, licensed, sublicensed or transferred any item or items of intellectual property owned by DCE;

(F)                                 made any single Capital Expenditure or commitment therefor in excess of $10,000;

(G)                                decreased in any material respect any expenditures made with respect to the maintenance and repairs of the Processing Facility;

(H)                               entered into any joint venture or similar ownership arrangement;

(I)                                    suffered any material casualty, loss, damage or destruction not covered by insurance;

(J)                                   failed to pay payables when due or accelerated any receivables;

(K)                               amended, modified or terminated any Material Contract, except for any such Material Contract that terminated in accordance with its terms;

(L)                                 experienced any damage to or destruction or loss of any asset or property, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of DCE;

(M)                            incurred any Indebtedness;

(N)                               issued any Membership Interests or other equity securities of DCE or any rights, options or warrants to purchase the same;

(O)                               materially changed its accounting methods, principles or practices;

(P)                                 distributed to, or on behalf of, the Sellers any of DCE’s assets, including cash or accounts receivable, or paid any Indebtedness of DCE to the Sellers or any of the Sellers’ Affiliates; or

(Q)                               agreed to take any of the foregoing actions.

(m)                               Absence of Loans by Seller and Affiliates to DCE at Closing Date.  All Indebtedness of DCE to the Sellers and their Affiliates was paid or forgiven in full prior to the Closing Date.

(n)                                 Sufficiency of Assets; Business of DCE.

(i)                                     Schedule 4.2(n) sets forth all of the assets of importance that currently constitute or are incorporated into the business of DCE and are used by DCE in the Ordinary Course of Business.  For purposes hereof, “assets of importance” includes those assets having a dollar value of $10,000 or greater.

(ii)                                  DCE (A) has not engaged in any business other than the ownership, operation, management, development and construction of the Processing Facility and activities which are ancillary thereto or in furtherance thereof and (B) does not control, directly or indirectly, or own any equity interest in any other company or other business association.

(iii)                               The assets of importance constitute all the assets, properties and rights necessary to conduct the business of DCE as currently conducted by DCE.

(o)                                 Environmental Matters.  Except as disclosed in Schedule 4.2(o):

(i)                                     DCE and the McCommas Bluff Energy Property Assets are, and have at all times since November 30, 2007 been, in compliance with all applicable Environmental Laws.

(ii)                                  There are no material existing, pending or, to the Knowledge of the Sellers, threatened actions, suits, claims, investigations, inquiries or Proceedings by or before any court or any other Governmental Authority directed against DCE or the McCommas Bluff Energy Property Assets that pertain or relate to (a) any remedial obligations under any applicable Environmental Law, (b) violations by DCE or the McCommas Bluff Energy Property Assets of any Environmental Law, (c) personal injury or property damage claims relating to a Release of Hazardous Materials, or (d) response, removal, or remedial costs under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) or any similar state law.

(iii)                               All material licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the operations of DCE and the McCommas Bluff Energy Property Assets have been obtained, and the operations of DCE and the McCommas Bluff Energy Property Assets are, and since November 30, 2007, have been in material compliance with such permits, licenses, consents, or approvals.

(iv)                              To the Knowledge of the Sellers, DCE has not disposed or Released any Hazardous Materials on, at, or under the Site.

(v)                                 The Sellers are not currently operating or required to be operating DCE or the McCommas Bluff Energy Property Assets under any material compliance order, schedule, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under any Environmental Law.

The representations of the Sellers in this Section 4.2(o) shall be the sole and exclusive representations and warranties of the Sellers in this Agreement with respect to environmental matters.

(p)                                 Limited Liability Company Records.  The Books and Records include accurate and complete in all material respects records of all meetings of, and entity action taken by, the members, managers, and committees of the members or managers of DCE, and no meeting of any such members, managers, or committee has been held for which minutes have not been prepared and are not included in the Books and Records.

(q)                                 Insurance.  Schedule 4.2(q) list all contracts of insurance of DCE in force on the Closing Date (including name of insurer, agent, annual premium, coverage, deductible amounts, and expiration date).  All premiums and other payments due from DCE that were invoiced on or before the Closing Date with respect to any such contracts of insurance have been paid and, to the Knowledge of the Sellers, there has not been and does not exist any fact, act, or failure to act that has caused or might cause any such contract to be canceled or terminated.  DCE will not be liable for retroactive premiums or similar payments under any contracts of insurance. To the Sellers’ Knowledge, all claims for insured losses have been timely presented.

(r)                                    Rezoning; Condemnation.  To the Sellers’ Knowledge, and except as set forth herein or in the Schedules, the Sellers have received no written notice of any pending rezoning or condemnation Proceedings affecting the Site or any portion thereof.

(s)                                  Accounts Receivable.  All accounts receivable shown on the most recent Financial Statements, or that have arisen since then, have arisen and shall have arisen, as applicable, only from bona fide transactions in the Ordinary Course of Business.

(t)                                    Bankruptcy Acquisition.

(i)                                     Schedule 4.2(t) lists the documents provided to Buyer by the Sellers as representing substantially all of the actions taken by the Bankruptcy Court in the Bankruptcy Case to authorize the transfer of title to the McCommas Bluff Energy Project Assets from the bankruptcy estate in such case to DCE pursuant to the Joint Asset Purchase Agreement, including (1) the Motion to Approve Bid Procedures, Break-Up Fee, Auction for the Sale of Substantially All of the Debtors’ Assets, and Related Notice, filed by William Snyder, the Chapter 11 Trustee of McCommas LFG Processing Partners LP and McCommas Landfill Partners LP (the “Sale Motion”), and (2) the Order Confirming First Amended Joint Plan of Liquidation, as modified, for McCommas LFG Processing Partners, LP and McCommas Landfill Partners, LP proposed by the Chapter 11 trustee (the “Confirmation Order”).

(ii)                                  To the Knowledge of the Sellers, the Confirmation Order is not subject to any pending appeal and remains in full force and effect.

(iii)                               To the Knowledge of the Sellers, the sale of the McCommas Bluff Energy Project Assets to DCE pursuant to the Joint Asset Purchase Agreement and the Confirmation Order has been fully consummated without default, modification, revision, revocation, change or challenge.

(iv)                              Pursuant to the terms of the Confirmation Order and the Joint Asset Purchase Agreement, DCE acquired the McCommas Bluff Energy Project Assets free and clear of all Encumbrances (other than Assumed Liabilities, as defined in the Joint Asset Purchase Agreement).

(v)                                 To the Knowledge of the Sellers, since the closing of the sale under the Joint Asset Purchase Agreement, no creditor or other party in interest in the Bankruptcy Case has asserted a claim or liability against the Sellers related to the asset transfer under such agreement.

(vi)                              To the Knowledge of the Sellers, no approval is required by the Bankruptcy Court with respect to the sale of the McCommas Bluff Energy Project Assets to Buyer under this Agreement.

(u)                                 Related Party Transactions.  Other than as set forth in the Financial Statements, DCE has no financial transactions or arrangements, and has no obligation to enter into any transaction or arrangement with any Related Party.  For purposes hereof, “Related Party” means (i) the Sellers and any Affiliate of the Sellers (other than DCE); and (ii) any corporate officer, director or manager of DCE, the Sellers or any Affiliate of the Sellers.

(v)                                 Intellectual Property.  To the Sellers’ Knowledge, DCE has full title and ownership of, or is duly licensed under or otherwise authorized to use, all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets and other similar proprietary rights (“Proprietary Assets”) necessary to enable it to carry on its business as now conducted, without any conflict with or infringement upon the rights of others.  DCE has not received any written communications alleging that DCE (or any of its managers, members or consultants while acting on behalf of DCE) has violated or infringed or, by conducting DCE’s business as currently conducted, would violate or infringe, any Proprietary Asset of any person or entity.

(w)                               Full Disclosure.  To the Sellers’ Knowledge, no representation or warranty of the Sellers contained anywhere in this Agreement or certificate contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in the context in which made, not false or misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

SECTION 5.1                                                  Organization and Qualification.  Buyer is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer (a) has all requisite entity power and authority to own and operate its properties and carry on its business as currently conducted and (b) is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to qualify would have a material adverse effect on Buyer’s business, assets, liabilities (contingent or otherwise), results of operations or financial condition.

SECTION 5.2                                                  Authority.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party have been authorized by all necessary entity action, and do not: (A) conflict with or violate any provisions of Buyer’s Organizational Documents or violate, conflict with or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to any material commitment or agreement to which Buyer is a party or by which it or its properties are bound (except for any such defaults, consents or rights of termination, cancellation or acceleration as to which requisite waivers or consents have been obtained) or (b) violate any statute or law or any Order, regulation or rule of court or Governmental Authority by which Buyer, or any of the assets owned or used by Buyer, is bound.

SECTION 5.3                                                  Enforceability.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws of general application relating to or affecting the rights of creditors or by general principles of equity.

SECTION 5.4                                                  No Litigation.  There is no litigation or administrative or regulatory Proceeding pending or, to the knowledge of Buyer, threatened in a writing delivered to Buyer, which would adversely affect Buyer’s ability to consummate the transactions contemplated herein.

SECTION 5.5                                                  Consents.  No Consent is required in connection with the execution, delivery or performance by Buyer of this Agreement or the other Transaction Documents to which Buyer is a party.

SECTION 5.6                                                  Brokers or Finders.  No agent, broker, investment or commercial banker, person or firm acting on behalf of any Purchasing Party or under the authority of any of the foregoing is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly in connection with any of the transactions contemplated herein.

SECTION 5.7                                                  Investment Representations.

(a)                                  Buyer is not, and following the purchase of the Membership Interests hereunder, will not be an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940;

(b)                                 Buyer, through its members, (i) is an “accredited investor,” as that term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) is an investor experienced in the evaluation of energy production businesses similar to DCE and the McCommas Bluff Energy Project Assets, (iii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this specific investment, and (iv) has the ability to bear the economic risks of this specific investment;

(c)                                  Buyer understands and agrees that the Membership Interests have not been registered under the securities law of any jurisdiction, including any state, territory or federal securities laws of the United States of America, and that the Membership Interests may not be resold unless permitted under applicable exemptions contained in such securities laws or upon satisfaction of the registration or qualification requirements of such securities laws, and therefore cannot be sold unless they are subsequently registered or exemptions from registration or qualification are available; and

(d)                                 Buyer is acquiring the Membership Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution or resale of the Membership Interests or any part thereof.

ARTICLE VI

COVENANTS

SECTION 6.1                                                  Expenses.  Except as otherwise expressly set forth herein, all costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement shall be paid by the Party incurring such costs and expenses.

SECTION 6.2                                                  Press Releases.  No press releases, announcements or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made without the joint approval of one of the Sellers and Buyer, except for any public disclosure which is required by Applicable Law or the rules of applicable securities exchanges (in which case the disclosing Party will consult with the other Party prior to making such disclosure); provided, however, that nothing set forth above shall in any way prevent any Party from making releases, announcements, or other disclosures about the operation of its respective business after the Closing.  The Parties acknowledge that Affiliates of the Sellers and of Buyer are public companies that are likely to be required to disclose the signing and delivery by the Parties of this Agreement, and any such disclosure, notwithstanding anything in this Agreement to the contrary, is permitted.  Without limiting the foregoing, Clean Energy or its parent company will publicly announce entering into this Agreement within four business days after the Closing Date.  The Sellers shall be afforded the right to review and reasonably comment on any such announcement.

SECTION 6.3                                                  Accounting Policies.  If requested by Buyer, the Sellers shall provide explanations to Buyer concerning the accounting principles, policies and methods used by DCE historically in connection with the calculation of items reflected on the Financial Statements.

SECTION 6.4                                                  Carbon Asset Development Agreement.  During the 90-day period following the Closing Date, Buyer and Camco Ltd. (or an Affiliate) shall use their reasonable commercial efforts to negotiate the terms of a Carbon Asset Development Agreement between DCE and Camco Ltd. (or an Affiliate) that shall be on customary arms-length terms among companies in this business, pursuant to which Camco Ltd. (or an Affiliate) will qualify, value and market VERs, and shall be paid for such services in an amount equal to 20% of the revenues that may be received by DCE from the sale of VERs (the “Carbon Asset Development Agreement”).

SECTION 6.5                                                  Enforcement of Rights in Bankruptcy Case.  The Selling Parties will, at their sole cost and expense, use commercially reasonable efforts to enforce in Bankruptcy Court DCE’s title to the McCommas Bluff Energy Project Assets.

SECTION 6.6                                                          Transfer of Responsible Person.  To the extent legally possible, the Selling Parties shall take all necessary steps to cooperate with Buyer to transfer the “responsible person” under the Legal Entitlements specified on
Schedule 4.2(e), as applicable, to a Person designated by Buyer; provided, however, that nothing in this Section 6.6 shall be deemed to require any Selling Party to make any expenditures, including transfer fees, but excluding attorneys’ fees, in excess of $5,000.

ARTICLE VII

TAX MATTERS

SECTION 7.1                                                  Transfer Taxes.  The Selling Parties shall pay one-half, and Buyer shall pay one-half, of any Transfer Taxes that arise from the transactions contemplated by this Agreement to the extent any such Transfer Taxes are imposed on a Party.

SECTION 7.2                                                  Indemnification.

(a)                                  The Selling Parties, jointly and severally, shall pay, indemnify Buyer and its members and hold Buyer and its members harmless from and against (i) any liability for Taxes (other than Taxes that are shown as a liability on the Adjustment Statement and included in the calculation of Net Working Capital) of DCE for all taxable periods (or portions thereof) ending on or before the Closing Date (the “Pre-Closing Tax Period”), (ii) any liability of DCE for any Tax (including any Texas franchise margin tax) imposed on or with respect to any Seller or any Affiliate of a Seller other than DCE (liabilities described in the immediately preceding clauses (i) and (ii), collectively, “Indemnifiable Taxes”), and (iii) any liability for Taxes and any other liability, loss, cost or expense (including attorneys, experts witnesses’ and other professional fees and charges) attributable to (A) Indemnifiable Taxes or any claim therefor or (B) a breach by Seller of its representations, warranties and covenants under this Agreement.

(b)                                 Buyer shall indemnify the Sellers and hold them harmless from and against (i) any liability for Taxes of DCE other than Indemnifiable Taxes; and (ii) any liability for Taxes and any other liability, loss, cost or expense (including attorneys, expert witnesses and other professional fees and charges) attributable to (A) Taxes of DCE other than Indemnificable Taxes or any claim therefor or (B) a breach by a Buyer of its representations, warranties and covenants under this Agreement.

(c)                                  The Parties agree that any payments made pursuant to the indemnification provisions of this Article VII are intended to be deemed to be an adjustment to the Purchase Price.

SECTION 7.3                                                  Procedures Relating to Tax Indemnification.

(a)                                  If a claim for Taxes, including notice of a pending or threatened audit or adjustment, shall be made by any taxing authority in writing (a “Tax Claim”), that, if successful, could result in an indemnity payment pursuant to Section 7.2, the Party seeking indemnification (the “Tax Indemnified Party”) shall notify the Party it believes is responsible for such indemnity payment (a “Tax Indemnifying Party”) of the Tax Claim in writing and in reasonably sufficient detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim within 30 days of receipt of such Tax Claim.  If written notice of a Tax Claim is not given to the Tax Indemnifying Party within such 30-day period, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party’s position is prejudiced as a result thereof (whether due to an adverse effect on its ability to contest the Tax Claim or otherwise).

(b)                                 With respect to any Tax Claim that could result in an indemnity payment pursuant to Section 7.2, the Tax Indemnifying Party shall have 45 days after receipt of written notice to elect to undertake, conduct and control all Proceedings (including with the consent of the Tax Indemnified Party any settlement thereof) taken in connection with such Tax Claim (through counsel of its own choosing and at its own expense) and, without limiting the foregoing, may in its sole discretion and at its sole expense (but without prejudice to any right of the Tax Indemnified Party to do so) pursue or forego any and all administrative appeals, Proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax Claim and sue for a refund where Applicable Law permits such refund suits or contest such Tax Claim in any permissible manner.  If within 45 days after the receipt of the Tax Indemnified Party’s written notice of a claim of indemnity hereunder, the Tax Indemnifying Party does not notify the Tax Indemnified Party that it elects (at the Tax Indemnifying Party’s cost and expense) to undertake the defense thereof, the Tax Indemnified Party shall have the right, subject to Section 7.3(c) below, to contest, settle or compromise (at the Tax Indemnified Party’s cost and expense) such claim and the Tax Indemnified Party’s actions shall not thereby waive any right of the Tax Indemnified Party to obtain indemnity for such claim (if available) under this Article VII.

(c)                                  In no event shall the Tax Indemnified Party, any of its Affiliates or any successor to any of them, settle or otherwise compromise any Tax Claim that would result in an indemnity payment hereunder by the Tax Indemnifying Party without the Tax Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, denied or conditioned.  In the event the Tax Indemnifying Party has not provided a written response to the Tax Indemnified Party within 30 days after receipt of the request to provide its written consent, the Tax Indemnified Party shall have the sole and exclusive right to settle or otherwise compromise the Tax Claim.  In the event the Tax Indemnifying Party responds within such 30-day period and states that it does not consent, the Tax Indemnifying Party shall have the obligation to undertake, conduct and control (at its own expense) all further Proceedings with respect to such Tax Claim.

SECTION 7.4                                                  Tax Proceedings.  Each of Buyer and the Sellers shall provide notification in writing to the other of any and all Proceedings or meetings (both formal and informal, and including telephonic and other electronic conferences) with any Tax authority at least five Business Days prior to such Proceeding or meeting, but only if such meeting or Proceeding relates to a potential indemnification of a Tax Claim pursuant to this Article VII.  Each of Buyer and the Sellers shall permit the other and their representatives, officers, attorneys and agents to be present and fully participate in such Proceedings or meeting.  Each of Buyer and the Sellers also shall assist and act with the other in respect of any such Proceedings or meeting so as to preserve the benefits bargained for by Buyer and the Sellers hereunder.

SECTION 7.5                                                  Return Filings, Refunds and Credits.

(a)                                  Sellers at their sole cost and expense shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns with respect to DCE for taxable periods ending on or prior to the Closing Date, and shall pay the Taxes (if any) attributable to such periods, all of which shall be subject to permitted extensions by the applicable taxing authorities.

(b)                                 Any ad valorem, use, real property, personal property and other similar Tax arising from or relating to any asset or property of DCE that becomes due and payable after the Closing Date and relates to a taxable period (or portion thereof) beginning on or before the Closing Date shall be allocated as follows: the amount of such Tax shall be multiplied by a fraction, the numerator of which is the total number of days in the applicable taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the applicable taxable period and shall be allocated to the Pre-Closing Tax Period portion of such applicable taxable period and the balance of such Tax shall be allocated to the portion of such taxable period beginning after the Closing Date.  With respect to a taxable period that begins on or before and ends after the Closing Date, the portion of Taxes based on gross or net income or gross receipts, including Texas franchise margin tax imposed on DCE, allocated to the Pre-Closing Tax Period and to the portion of the taxable period beginning after the Closing Date, shall be determined by assuming that the taxable period ended at the close of business on the Closing Date.

(c)                                  The Sellers and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer recognizes that the Sellers and their Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by DCE to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, from and after the Closing Date, Buyer shall, and shall cause DCE to (i) retain and maintain such records for six years following the Closing Date and (ii) allow the Sellers and their agents and representatives (and agents and representatives of any of its Affiliates), to inspect, review and make copies of such records, each at its own expense, as the Sellers may deem necessary or appropriate from time to time. The Sellers recognize that Buyer and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Sellers to the extent such records and information pertain to events occurring prior to such Closing Date; therefore, from and after the Closing Date, the Sellers shall (i) retain and maintain such records for six years following the Closing Date and (ii) allow Buyer and its agents and representatives (and agents and representatives of any of their Affiliates) to inspect, review and make copies of such records, each at its own expense, as Buyer may deem necessary or appropriate from time to time.

(d)                                 Any refunds or credits of Taxes of DCE plus any interest received with respect thereto from the applicable taxing authority for any taxable period or portion thereof ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax

Returns attributable to taxable periods or portions thereof ending on or before the Closing Date but filed after the Closing Date) shall be for the account of the Sellers and, if and when received by Buyer, shall be paid by Buyer as soon as practicable after Buyer, DCE or any of their respective Affiliates or successors receives such refund or after the relevant Tax Return is filed in which the credit is applied against Buyer’s, DCE’s or any of their Affiliates’ or any of their successors’ liability for Taxes.  Any refunds or credits of Taxes of DCE actually received or applied by the Sellers, plus any interest actually received by the Sellers with respect thereto from the applicable taxing authority for any taxable period beginning after the Closing Date, shall be for the account of Buyer.

SECTION 7.6                                                  Tax Treatment.  In accordance with Situation 2 of Rev. Rul. 99-6, 1999-1 C.B. 432, the Parties hereby agree to treat the transactions contemplated by this Agreement for federal income Tax purposes (and for all applicable foreign, state and local Tax purposes) in the following manner: (a) with respect to the Sellers, as if the Sellers sold their respective Membership Interests to Buyer, and (b) with respect to Buyer, as if DCE distributed all of its assets to the Sellers in liquidation of their respective Membership Interests, immediately followed by the purchase by Buyer of all of the distributed assets from the Sellers.  Nonetheless, as a protective matter, on the final federal income tax return for DCE that Sellers will cause to be filed by DCE for the period ending on the Closing Date in accordance with Section 7.5(a), Sellers shall cause DCE to make an election under Section 754 of the Code.

SECTION 7.7                                                  Survival and Relationship to Article VIII.  All representations, warranties and covenants of this Agreement that may result in a claim for indemnification under this Article VII shall survive until 30 days after expiration of the last statute of limitations under applicable Tax or other Applicable Law.  This Article VII shall control over Article VIII with respect to matters that may be the subject of indemnification under this Article VII, to the extent the provisions of this Article VII are inconsistent with the provisions of Article VIII.  No provision of Article VIII shall diminish or limit any right to indemnification under this Article VII.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1                                                  Survival.  Subject to the limitations set forth herein, the representations and warranties made by the Parties in this Agreement shall survive the Closing Date for a period of 12 months following the Closing Date (the “Survival Expiration Date”) and thereafter shall be of no further force and effect; provided, however, that: (a) the representations and warranties set forth in Sections 4.1(a), 4.1(b), 4.1(f), 4.1(h), 4.2(a), 4.2(j), 5.1, 5.2 and 5.6 shall have no “Survival Expiration Date”; (b) “the Survival Expiration Date” for the representations and warranties set forth in Sections 4.2(h) shall be deemed to be 30 days after the date of expiration of the applicable statute of limitations; and (c) “the Survival Expiration Date” for the representations and warranties set forth in Sections 4.2(o) shall survive the Closing Date for a period of 24 months; provided, further, however, that, if at any time before the Survival Expiration Date of a representation or warranty, any Buyer’s Indemnitee (acting in good faith) delivers to the Selling Parties, or if any Sellers’ Indemnitee (acting in good faith) delivers to the Purchasing Parties, an Indemnification Demand based on an inaccuracy in or a breach of such representation or warranty made by the Sellers or Buyer, as the case may be, then such claim asserted in the Indemnification Demand will survive the applicable Survival Expiration Date until such time as the claim is fully and finally resolved.  The agreements, covenants and other obligations of the parties hereto shall survive the Closing Date in accordance with their respective terms.

SECTION 8.2                                                  Indemnification.

(a)                                  Except as provided in Sections 7.2 and 7.3 with respect to Taxes (which shall not be subject to this Article VIII), the Purchasing Parties shall jointly and severally indemnify, defend and hold harmless the Sellers and their Representatives (each, a “Sellers’ Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including the costs and expenses of any and all actions, suits, Proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, a “Loss” and collectively, “Losses”) asserted against or suffered by any Sellers’ Indemnitee relating to, resulting from or arising out of any breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement; provided, however, that, for sake of clarity, Clean Energy shall not be liable to any Sellers’ Indemnitee under this Article VIII or otherwise for any breach by Cambrian or any Affiliate of Cambrian of any representation, warranty, covenant or agreement contained in the Cambrian Release or the Cambrian Representations Agreement.

(b)                                 Except as provided in Sections 7.2 and 7.3 with respect to Taxes (which shall not be subject to this Article VIII), the Selling Parties shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Representatives (each, a “Buyer’s Indemnitee”) from and any and against all Losses asserted against or suffered by any Buyer’s Indemnitee relating to, resulting from or arising out of any breach by any Selling Party of any representation, warranty, covenant or agreement of any Selling Party contained in this Agreement or in the certificate delivered by the Sellers pursuant to Section 3.2(g).  Additionally, the Selling Parties shall, jointly and severally, indemnify, defend and hold harmless Buyer’s Indemnitees from and against all Losses asserted against or suffered by any Buyer’s Indemnitee relating to, resulting from or arising out of the facts disclosed in paragraph 2 of Schedule 4.2(g) (the “Special Indemnity”).  Notwithstanding anything to the contrary contained in this Agreement, the Special Indemnities shall have no Survival Expiration Date.  Sellers’ Indemnitees and Buyer’s Indemnitees are generally referred to herein as “Indemnitees.”

(c)                                  Except as otherwise required under Applicable Law, all indemnification payments made pursuant to this Article VIII will be treated as an adjustment to the Purchase Price.

(d)                                 Except to the extent otherwise provided in Sections 7.2 and 7.3 with respect to Taxes, in Section 10.9 with respect to specific performance, and in this Article VIII, the rights and remedies of the Parties under this Section 8.2 are exclusive and in lieu of any and all other rights and remedies which the Parties may have under this Agreement.

(e)                                  Notwithstanding any provisions in this Agreement to the contrary, each Party retains its remedies at law or in equity with respect to willful, knowing or intentional misrepresentations or breaches of this Agreement.

(f)                                    An Indemnitee shall use commercially reasonable efforts to mitigate all Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity.

(g)                                 The amount of Losses subject to any claim for indemnity under this Article VIII shall be determined without giving effect to any materiality or Material Adverse Effect qualifications contained herein.

(h)                                 Notwithstanding anything to the contrary contained in this Agreement (other than Section 8.2(e)), no amounts of indemnity shall be payable under Section 8.2(a) in respect of Losses:

(i)                                     to the extent such Losses exceed $2,200,000 in the aggregate (the “Liability Cap”);

(ii)                                  in the event the aggregate amount of Losses do not exceed $180,000 (the “Liability Threshold”), provided that at such time as the aggregate of all such Losses exceeds the Liability Threshold, Sellers’ Indemnitee shall be entitled to recover the full amount of Losses from the first dollar of Losses; and

(iii)                               the amount of any Loss shall be reduced to the extent and by the amount that it arises from or was caused by the willful misconduct of a Sellers’ Indemnitee.

provided, however, that the limitations contained in this Section 8.2(h) shall not apply to Losses arising from a breach of the representations and warranties contained in Sections 5.1 or 5.2, provided that no amounts of indemnity shall be payable under Section 8.2(a) in respect of a Loss to the extent that the aggregate amount of payments by the Buyer under Section 8.2(a) would exceed the Purchase Price, as adjusted by the Adjustment Amount, if any, at the time any Sellers’ Indemnitee seeks to enforce its indemnification rights under Section 8.2(a).

(i)                                     Notwithstanding anything to the contrary contained in this Agreement (other than Section 8.2(e)), no amounts of indemnity shall be payable under Section 8.2(b) in respect of Losses:

(i)                                     to the extent such Losses exceed the Liability Cap;

(ii)                                  in the event the aggregate amount of Losses do not exceed the Liability Threshold, provided that at such time as the aggregate of all such Losses exceeds the Liability Threshold, Buyer’s Indemnitee shall be entitled to recover the full amount of Losses from the first dollar of Losses; and

(iii)                               the amount of any Loss shall be reduced to the extent and by the amount that it arises from or was caused by the willful misconduct of a Buyer’s Indemnitee.

provided, however, that the limitations contained in this Section 8.2(i) shall not apply to (i) Losses arising from a breach of the representations and warranties contained in Sections 4.1(a), 4.1(b), 4.1(f), 4.1(h), and Sections 4.2(a) and (j), or (ii) the Special Indemnity, provided that no amounts of indemnity shall be payable under Section 8.2(b) in respect of a Loss to the extent that the aggregate amount of payments by the Seller under Section 8.2(b) would exceed the Purchase Price, as adjusted by the Adjustment Amount, if any, at the time any Buyer’s Indemnitee seeks to enforce its indemnification rights under Section 8.2(b).

SECTION 8.3                                                  Third Party Claims.

(a)                                  If any claim or demand in respect of which an Indemnitee might seek indemnity under Section 8.2 is asserted against or sought to be collected from such Indemnitee by a Person other than a Selling Party, any Affiliate of a Selling Party, a Purchasing Party or any Affiliate of a Purchasing Party (a “Third Party Claim”), the Indemnitee shall deliver a Claim Notice with reasonable promptness to the Person(s) from whom indemnity is sought (the “Indemnifying Party”).  The Indemnifying Party will notify the Indemnitee as soon as practicable whether the Indemnifying Party disputes its liability to the Indemnitee under Section 8.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnitee against such Third Party Claim.

(b)                                 If the Indemnifying Party notifies the Indemnitee that the Indemnifying Party desires to defend the Indemnitee with respect to the Third Party Claim pursuant to this Section 8.3, then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate Proceedings, prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnitee, which consent will not be unreasonably withheld or delayed); provided, however, that the Indemnitee shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the amount of the Losses that may result from such Third Party Claim exceed the Indemnitee’s indemnification obligation hereunder, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnitee) a precedential custom or practice adverse to the business interests of the Indemnitee or (iv) the Third Party Claim seeks criminal sanctions against the Indemnitee.  The Indemnifying Party, subject to the Indemnitee’s approval of counsel, such consent not to be unreasonably withheld, will have full control of such defense and Proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnitee may, at the sole cost and expense of the Indemnitee, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause 8.3(b), file any motion, answer or other pleadings or take any other action that the Indemnitee reasonably believes to be necessary or appropriate to protect its interests and is not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause 8.3(c) below, if an Indemnitee takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnitee’s action); and provided further, that if requested by the Indemnifying Party, the Indemnitee will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any

Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnitee or any of its Affiliates).  The Indemnitee may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause 8.3(b), and the Indemnitee will bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnitee’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnitee to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnitee which makes representation of both parties inappropriate under applicable standards of professional conduct or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnitee and the Indemnitee determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party.  Notwithstanding the foregoing, the Indemnitee may retain or take over control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control, if (1) the Indemnifying Party fails to prosecute or settle the Third Party Claim, or (2) the Indemnitee irrevocably waives its right to indemnity under Section 8.2 with respect to such Third Party Claim.

(c)                                  If the Indemnifying Party fails to notify the Indemnitee that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 8.3, or if the Indemnifying Party gives such notice but fails to prosecute or settle the Third Party Claim, then the Indemnitee will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate Proceedings and to take all actions deemed necessary or desirable in connection therewith, and the Indemnitee will have full control of such defense and Proceedings, including any settlement thereof.  The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnitee pursuant to this Section 8.3(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

SECTION 8.4                                                  Indemnification Claims.

(a)                                  In order to seek indemnification under Section 8.2 (including indemnification related to or arising from any Third Party Claim), an Indemnitee will deliver a written demand (an “Indemnification Demand”) to the Indemnifying Party which contains (i) a description and the amount (the “Asserted Losses Amount”) of any Losses incurred or reasonably expected to be incurred by the Indemnitee, (ii) a statement that the Indemnitee is entitled to indemnification under this Article VIII for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.  For sake of clarity, the Indemnification Demand and the Claim Notice delivered pursuant to Section 8.3(a) may be the same document.  If the Indemnitee is a Buyer’s Indemnitee, the Indemnitee will also deliver a copy of the Indemnification Demand to the Escrow Agent contemporaneously with its delivery to the Selling Parties, so long as all or a portion of the Claims Deposit remains in the escrow established pursuant to the Claims Escrow Agreement (such escrow, the “Claims Escrow”).

(b)                                 Within 30 days after delivery of an Indemnification Demand to the Indemnifying Party, the Indemnifying Party will deliver to the Indemnitee a written response (the “Response”) in which the Indemnifying Party will:

(i)                                     agree that the Indemnitee is entitled to receive all of the Asserted Losses Amount (in which case: (A) if the Indemnitee is a Buyer’s Indemnitee, then such Buyer Indemnitee will recover the Asserted Losses Amount in accordance with Section 8.5; or (B) if the Indemnitee is a Sellers’ Indemnitee, then the Purchasing Parties will pay to such Sellers’ Indemnitee cash equal to the Asserted Losses Amount (in either case, subject to the limitations of Section 8.2(h) or Section 8.2(i), as the case may be));

(ii)                                  agree that the Indemnitee is entitled to receive part, but not all, of the Asserted Losses Amount (such portion, the “Agreed Portion of Losses”) (in which case: (A) if the Indemnitee is a Buyer’s Indemnitee, then such Buyer’s Indemnitee will recover the Agreed Portion of Losses in accordance with Section 8.5; or (B) if the Indemnitee is a Sellers’ Indemnitee, then the Purchasing Parties will pay to such Sellers’ Indemnitee cash equal to the Agreed Portion of Losses (in either case, subject to the limitations of Section 8.2(h) or Section 8.2(i), as the case may be)); or

(iii)                               dispute that the Indemnitee is entitled to receive any of the Asserted Losses Amount.

(c)                                  If the Indemnifying Party will (i) dispute that the Indemnitee is entitled to receive any of the Asserted Losses Amount, or (ii) agree that the Indemnitee is entitled to only the Agreed Portion of Losses, the Indemnitee and the Indemnifying Party will attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Losses Amount (or the portion of the Asserted Losses Amount not comprising the Agreed Portion of Losses).  If the Indemnitee and the Indemnifying Parties should so agree, a memorandum setting forth such agreement will be prepared and signed by all such parties.  If no such agreement can be reached after good faith negotiation within 60 days after delivery of a Response, either the Indemnitee or the Indemnifying Party may initiate a Proceeding in a court of competent jurisdiction to resolve the dispute(s) related to such Response.

SECTION 8.5                                                  Recourse for Buyer’s Indemnitees.  Subject to the limitations set forth in Section 8.2(i), if the Losses of any Buyer’s Indemnitee are determined pursuant to a final Order issued by a court of competent jurisdiction, or if the Losses of any Buyer’s Indemnitee have been agreed to pursuant to Section 8.4, and all or a portion of the Claims Deposit remains in the Claims Escrow, then Buyer’s Indemnitee shall first recover such Losses from the funds in the Claims Escrow.  If there are insufficient funds in the Claims Escrow to cover all such Losses, then the Selling Parties will pay to the Buyer’s Indemnitee, subject to the limitations in Section 8.2(i), cash equal to the full amount of such Losses less the amount of funds in the Claims Escrow used to pay for such Losses.  For avoidance of doubt, Buyer’s Indemnitees shall follow the procedures set forth in the Claims Escrow Agreement in order to recover Losses from the Claims Escrow.

ARTICLE IX

WAIVER OF CONFLICTS OF INTEREST

SECTION 9.1                                                  SCS Energy and SCS Field Services.  The Sellers acknowledge and agree that Buyer has utilized the services of Stearns Conrad Schmidt dba SCS Energy, SCS Engineers and SCS Field Services (collectively “SCS”) in connection with the performance of certain due diligence duties related to the evaluation of the transaction that is the subject of this Agreement.  Such services include validation of projected Landfill Gas production rates and estimated budgets for capital improvements with respect to the McCommas Bluff Energy Project Assets.  The Sellers further acknowledge that Buyer intends to continue utilizing the services of SCS in connection with the business of DCE and the McCommas Bluff Energy Project Assets following the Closing Date.  The Sellers hereby agree for the benefit of both Buyer and its Affiliates and for the benefit of SCS to waive any conflict of interest that may exist by reason of the services that have been and, following the Closing Date, may be rendered by SCS for the benefit of Buyer and its Affiliates and DCE, Buyer and any Affiliates of Buyer, and the Sellers consent to the use of such services by Buyer and its Affiliates and by DCE.

SECTION 9.2                                                  Cambrian Energy Management LLC.  The Sellers acknowledge that Cambrian Energy Management LLC is an Affiliate of Cambrian Development and that another Affiliate of Cambrian Development is a member and will be the manager of Buyer.  Cambrian Energy Management LLC and certain other Affiliates of Cambrian Development are currently providing management services to DCE.  The Sellers hereby acknowledge that Buyer has utilized the services of Cambrian Development and its Affiliates in connection with the performance of certain due diligence duties related to the evaluation of the transaction that is the subject of this Agreement.  The Sellers further acknowledge that Buyer intends to continue utilizing the services of Cambrian Development and its Affiliates and the law firm of Poindexter & Doutre, Inc. of which Evan Williams is a principal, in connection with the business of DCE and the McCommas Bluff Energy Project Assets following the Closing Date.  The Sellers hereby agree for the benefit of both Buyer and its Affiliates and for the benefit of Cambrian Development and its Affiliates and of Poindexter & Doutre, Inc. to waive any conflict of interest that may exist by reason of the services that have been and, following the Closing Date, may be rendered by Cambrian Development and its Affiliates and by Poindexter & Doutre, Inc. for the benefit of DCE, Buyer and any Affiliates of Buyer, and the Sellers consent to the use of such services by Buyer and its Affiliates and by DCE.

ARTICLE X

MISCELLANEOUS

SECTION 10.1                                            Applicable Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas as applied to agreements entered into and entirely to be performed within that state.   The Parties hereby irrevocably and unconditionally submit in any legal action or Proceeding arising out of or relating to this Agreement to the non-exclusive general jurisdiction of the courts of the United States and of the State of Texas located in the County of Dallas, State of Texas and, in any such action or Proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court.

SECTION 10.2                                            Entire Agreement.  This Agreement and the Transaction Documents set forth the entire agreement and understanding of the Parties relating to the subject matter set forth herein and supersede any and all other understandings, contracts or agreements, oral or written, between the Parties with respect to the subject matter of this Agreement.

SECTION 10.3                                            Severability.  If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible, and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

SECTION 10.4                                            Succession; No Third Party Beneficiaries; Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.  No Party may assign this Agreement or its rights under this Agreement without the express written consent of the other Parties except that Buyer may assign this Agreement to an Affiliate; provided that such assignment shall not release or relieve Buyer of its obligations contained herein.

SECTION 10.5                                            Counterparts; Duplicate Originals; Electronic Signatures.  This Agreement may be executed in any number of counterparts and by each Party hereto on separate counterparts, each complete set of which when so executed and delivered by the Parties, shall be an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be signed in duplicate originals each of which shall be valid and effective.  Except as to signatures required to be delivered in connection with documents that are to be recorded, signatures delivered by means of facsimile transmission or other electronic means shall be binding upon the Party so delivering such a signature, regardless of whether originally executed signatures are subsequently delivered.

SECTION 10.6                                            Notices.  Any notices, requests, demands and other communications under this Agreement shall be given to a Party: (i) by hand; (ii) by mailing, via certified or registered first class mail, postage fully prepaid; (iii) by overnight courier (such as FedEx) delivery charges fully prepaid, or (iv) by facsimile transmission to such Party at the address or facsimile telephone number as hereinafter set forth or at such subsequent address as the recipient Party has supplied to the other Parties hereto, in writing.

To the Sellers or Camco Ltd.:

Camco International, Inc.
10475 E. Park Meadows Drive, Suite 600
Littleton, CO 80124
Attention:	Jim Wiest
Telephone:	(720) 279-2345
Telecopy No.	(720) 279-2350

With a copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, TX 75201
Attention:	Harva R. Dockery, Esq.
Telephone:	(214) 855-8369
Telecopy No.:	(214) 855-8200

To Buyer:	CE Dallas Renewables LLC
c/o Cambrian Energy Management LLC
624 So. Grand Ave.#2420
Los Angeles, CA 90017-3325
	Attention:	Evan Williams
	Telephone:	(213) 628-8312
	Telecopy No.:	(213) 488-9890

With a copy to:	Clean Energy Fuels Corp.
3020 Old Ranch Parkway, Suite 200
Seal Beach, CA 90740
	Attention:	Andrew Littlefair and Harrison Clay
	Telephone:	(562) 493-2804
	Telecopy No:	(562) 493-4532

With a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, CA 92130-2006
Attention: John Hentrich, Esq.
Telephone: (858) 720-8900
Telecopy No: (858) 509-3691

SECTION 10.7                                            Headings.  The headings used herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 10.8                                            Attorneys’ Fees.  In the event of any action or Proceeding (including, any bankruptcy Proceeding) to enforce or construe any of the provisions of this Agreement, the prevailing party in any such action or Proceeding shall be entitled to attorneys’ fees and costs.

SECTION 10.9                                            Specific Performance.  The Selling Parties agree that irreparable damage would occur to Buyer in the event that any of the provisions of this Agreement are not performed by the Sellers in accordance with its specific terms or were otherwise breached by the Sellers.  It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Sellers and to enforce specifically the terms and provisions of this Agreement.  The Purchasing Parties agree that irreparable damage would occur to the Sellers in the event that any of the provisions of this Agreement are not performed by Buyer in accordance with its specific terms or were otherwise breached by Buyer.  It is accordingly agreed that the Sellers shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer and to enforce specifically the terms and provisions of this Agreement.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Membership Interests Purchase and Sale Agreement.

CAMCO INTERNATIONAL LTD.

By:	/s/ James R. Wiest
James R. Wiest

CAMCO DCE LIMITED

By:	/s/ James R. Wiest
James R. Wiest

CAMCO DCE INC.

By:	/s/ James R. Wiest
James R. Wiest

CE DALLAS RENEWABLES LLC

By:	Cambrian Energy Management LLC, a
Delaware limited liability company

By:	/s/ Evan G. Williams
Evan G. Williams
Manager

CLEAN ENERGY

By:	/s/ Richard R. Wheeler
Richard R. Wheeler
Chief Financial Officer

Signature Pages to Membership Interests

Purchase and Sale Agreement

CAMBRIAN ENERGY MCCOMMAS BLUFF LLC

By:	/s/ Evan G. Williams
Evan G. Williams
Manager

Signature Pages to Membership Interests

Purchase and Sale Agreement